Exhibit 4.32
Execution Version

AMENDMENT TO SALE AND PURCHASE AGREEMENT

(1)
Xella International S.A., a Luxembourg stock corporation, registered with the Luxembourg Trade and Companies Register under number B 139.488 with business address at 2, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg,

(the Seller),

(2)
Platin 1391. GmbH (now James Hardie Germany GmbH), a German limited liability company (Gesellschaft mit beschränkter Haftung), registered with the commercial register (Handelsregister) of the local court of Frankfurt am Main under registration number HRB 109077 and with business address at Westend Fair, Friedrich-Ebert-Anlage 36, 60325 Frankfurt am Main, Germany,

(the Purchaser),

and

(3)
James Hardie International Group Limited, an Irish Company, registered with the Companies Registration Office Ireland under registration number 504374 and with business address at Europa House, second floor, Harcourt Centre, Harcourt Street, Dublin 2, Ireland,

(the Guarantor),

(the Seller, the Purchaser, and the Guarantor hereinafter collectively referred to as the Parties, and each of them as a Party).

Preamble

(A)
The Parties have concluded a sale and purchase agreement dated November 7, 2017, roll of deeds no. 931/2017-SF of the Frankfurt notary Dr. Sabine Funke, with respect to all shares in XI (DL) Holdings GmbH as well as certain shareholder loans (the SPA).

(B)	The Parties now wish to amend the SPA.

(C)	Capitalised terms used but not defined in this amendment agreement (the Amendment Agreement) shall be interpreted in accordance with the SPA.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Exhibit 4.1/1 to the SPA shall be replaced in its entirety by a new Exhibit 4.1/1, attached hereto as Annex 1.

2.	Sections 17 and 18 of the SPA shall apply mutatis mutandis to this Amendment Agreement.

3.	Except as explicitly provided in this deed, the SPA shall remain unchanged and in full force and effect.

295380.3